Exhibit 10.2


                   AGREEMENT AND WAIVER OF RIGHTS AND CLAIMS


     This Agreement dated March 24, 2006 is by and between Lenore F. Puleo residing at (Address) (Social Security No) ("Ms. Puleo") and KEYSPAN
CORPORATION, or its subsidiaries, affiliated companies, its successors or its assigns ("KeySpan" or "the Company"), a New York corporation with offices at One MetroTech Center, Brooklyn, New York 11201.

     WHEREAS, The Company and Ms. Puleo have agreed that Ms. Puleo will terminate her employment with the Company effective April 1, 2006 (the "Termination Date");

     WHEREAS the Company and National Grid, PLC and National Grid US8, Inc. have entered into an Agreement and Plan of Merger, dated as of February 25, 2006 (the "Merger Agreement");

     WHEREAS, Ms. Puleo has been designated as a Participant under the Company's Senior Executive Change of Control Severance Plan (the "Severance Plan") with an entitlement to receive benefits at a 3X Multiple pursuant to and subject to the terms and conditions of such Severance Plan;

     WHEREAS the consummation of the merger (the "Merger") contemplated under the Merger Agreement will constitute a ("Change of Control") within the meaning of the Severance Plan;

     WHEREAS, Ms. Puleo's termination of employment as of the Termination Date will constitute a retirement pursuant to the Employees Retirement Plan of KeySpan (the "ERP");

     WHEREAS, KeySpan has agreed to provide Ms. Puleo with certain career transition benefits in connection with her termination of employment and, in the event that the Merger is consummated within two years following the date hereof, certain additional supplemental change of control severance benefit, and

     NOW THEREFORE, in consideration of the mutual agreement herein set forth and the General Release attached hereto, the parties agree as follows:

     1. KeySpan agrees that Ms. Puleo shall be paid transition benefits ("Transition Benefits") in connection with her retirement on April 1, 2006 as follows:.

               (a) If Ms. Puleo continues employment through March 31, 2006, Ms. Puleo will receive a lump sum transition cash benefit in the amount of $423,000 (representing one year's base salary) (the Cash Benefit") within 30 days following the Termination Date. This Cash Benefit will not be considered Compensation under the provisions of the ERP or under the provisions of the KeySpan Energy Supplemental Pension Plan.

               (b) In the event of death before April 1, 2006, the Transition Benefits shall be paid as a separation benefit under this agreement.

               (c) In the event Ms. Puleo is terminated for "Cause" before the Termination Date or voluntarily terminates her employment without KeySpan's consent prior to the Termination Date, the Transition Benefit will not be paid. "Cause" is defined under the Severance Plan. Ms. Puleo will be entitled to receive Transition Benefits in the event that she is involuntarily terminated prior to the Termination Date.

               (d) All unused and accrued vacation pay for the year 2006 will be paid in a lump sum as soon as possible after the Termination Date.

               (e) All stock options, restricted stock and performance shares currently held by Ms. Puleo will continue to be governed by the respective plan's grant agreement letters governing the terms of such awards.

               (f) KeySpan shall make available and pay for outplacement assistance services for a six month period provided by the firm of Mullen and Associates.

               (g) (g) KeySpan agrees to pay Ms. Puleo's 2006 KeySpan Annual Gainsharing and Incentive Compensation Plan Award determined based upon the actual plan's performance results. This amount will be determined on a pro rata basis for the period January 1, 2006 through March 31, 2006. This Award, if any, will be payable to Ms. Puleo during March 2007.

     2. Ms. Puleo currently leases a 2005 Lexus RX 330 under the KeySpan Executive Lease Vehicle Program. KeySpan's records indicate the vehicle was leased on May 10, 2005 and Ms. Puleo made a payment of $8,350 at that time. Upon retirement, KeySpan will make a payment of $18,803.06, which includes sales tax, towards the purchase price of the vehicle of $28,285.87. In addition, Ms Puleo will make a payment including sales tax, in the amount of $9,482.81. KeySpan will then terminate the lease and transfer ownership of the vehicle to Ms. Puleo. The Internal Revenue Code requires KeySpan to impute income to Ms. Puleo based upon the greater of either (i) the amount of the lease buy out payment made by KeySpan ($18,803.06) or (ii) the Kelly Blue Book value $31,770 less any payments made by Ms. Puleo towards the purchase of the vehicle The Company has notified Ms. Puleo that the imputed income amount for income tax purposes, will be the $18,803.06 paid by KeySpan.

     3.   A.  In  the  event  that  Ms.  Puleo  remains   employed  through  the
          Termination Date (or is involuntarily terminated by KeySpan without Cause prior to such date) and the Merger is consummated on or prior to March 31, 2008, the Company shall pay, or otherwise provide to Ms. Puleo supplemental change of control severance benefits ("Change of Control Severance Benefits") equal to the excess of the (i) the cash lump sum payment (as defined in the Severance Plan under 4.2(B)) that Ms. Puleo would have been entitled to receive under the Severance Plan (without regard to this Agreement) if her employment had been involuntarily terminated without Cause by the Company on the Termination Date over (ii) the Cash Benefit as provided under 1(a) of this Agreement.


     B. In addition to the cash lump sum payment, Ms. Puleo shall be entitled to receive the following Equity Component upon consummation of the Merger. This Equity Component (the "Equity Component") shall be a cash payment for options or performance shares that Ms. Puleo would have vested in had she continued in the employment through the consummation of the Merger. This Equity Component will be the aggregate of the option cash payment in section 3B.1.(iii) and the performance share cash payment in section 3B.2(iii) which will be determined as follows relative to:

               1.   Options

               (i) 31,689 options granted in 2005 with an exercise price of $39.25; which would have vested at Change of Control.

               (ii) 15,700  options  granted in 2004 with an  exercise  price of
                    $37.54; which would have vested at Change of Control

               (iii) Ms. Puleo will receive a cash payment which  represents the excess value of the options that would have vested at Change of Control utilizing the Merger Consideration (as defined in the Merger Agreement) over their respective exercise prices multiplied by the actual number of the respective shares in
                    (i) and (ii)above, and;

               2.   Performance Shares

                    (i) 3,733 performance shares granted in 2005 which would have vested at the Change of Control.

                    (ii) 1,690 performance shares granted in 2004 which may have vested, at the earlier of either (i) the end of the performance period or (ii) Change of Control. The actual vested performance shares, if any, will be based upon the actual performance results achieved for the three year period ending 12/31/06.

                    (iii) Ms. Puleo will receive a cash payment which represents the  value of the 5,423  performance  shares in (i) and
                         (ii) which would have vested determined utilizing the Merger Consideration upon the consummation of the Merger multiplied by the 5,423 shares as adjusted in accordance with the Performance Share Award Agreement.

     C. In addition, in the event that Ms. Puleo becomes entitled to receive the Change of Control Severance Benefits described above she will be entitled to the enhancement in Section 4.2(C) (1) set forth in the Severance Plan with respect to enhanced pension benefits retroactive to April 1, 2006 as well entitlement to any and all additional benefits, features or rights pursuant to the Severance Plan.

     D. Any and all payments as provided under paragraph 3 shall be paid to Ms. Puleo within 10 days following consummation of such Merger and the other payments and benefits shall be paid to Ms. Puleo at such times as provided under the terms of the Severance Plan. Ms. Puleo acknowledges and agrees that she shall not be entitled to receive any additional payments or benefits under the Severance Plan, other than to the extent specifically provided under the Severance Plan and Ms. Puleo shall have no rights to receive the Change of Control Severance Benefit or any other payment or benefits under the Severance Plan in the event that the Merger is not consummated on or prior to March 31, 2008.

     4. All payments to Ms. Puleo pursuant to this Agreement shall be reduced by the applicable tax withholdings.

     5. a. Ms. Puleo affirms that she has returned to KeySpan; any KeySpan property in her possession, including, but not limited to, beepers, cell phones personal digital assistants, computer and peripheral equipment, keys, credit cards, expense accounts and identification cards and that he will reimburse KeySpan for any sums that she owes to KeySpan and authorizes KeySpan to deduct an amount equal to any such sums from any amounts to be paid her under this Agreement and Release if she fails to reimburse the Company for such expenses.

     b. Ms. Puleo has not and shall not take any original or copy of any document or other papers, computer diskettes, methods, procedures, etc., containing or disclosing confidential information or documents or summaries containing the substance of any part thereof. Any record of confidential information prepared by Ms. Puleo or which came into her possession during the period of employment with KeySpan are and remains the property of KeySpan and upon Ms. Puleo's retirement, all such records, diskettes and copies thereof shall either be deleted, destroyed or returned to KeySpan as agreed to by the parties.


     6. This Agreement settles any and all claims and disputes Ms. Puleo has or may have against KeySpan and its subsidiaries and affiliated companies and their employees, directors, agents relating to her employment except items set forth in paragraph 14c hereof and those claims or disputes not released or waived in the General Release.

     7. KeySpan does not waive any claim it may have against Ms. Puleo for reimbursement of any sums that may be owed to it by Ms. Puleo.

     8. Ms. Puleo and KeySpan hereby expressly agree that it is not the intention of either party to violate any public policy, statute or common law by the representations, warranties and covenants contained herein. In this connection, the parties hereto believe that the provisions of this Agreement concerning disclosure are fair and reasonable in light of the relationship of Ms. Puleo and KeySpan.

     9. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, and assigns.

     10. Ms. Puleo agrees that she will not disparage or make derogatory remarks concerning KeySpan or its subsidiaries, affiliated companies, successors or assigns or any of their employees, directors and agents to any third party.

     11. Ms. Puleo agrees to keep this Agreement and the separate Release and each and every term thereof confidential and shall not disclose same to any third party, except to Ms. Puleo's spouse, accountant or attorney as required to review the terms and conditions of this Agreement.

     12. Ms. Puleo represents and warrants that she has not filed or caused to be filed any complaints, charges or lawsuits with any federal, state or local court or administrative agency relating to her employment with KeySpan, MarketSpan Corporation or Brooklyn Union Gas Company or the termination of that employment or to any claims being released by Ms. Puleo in this Agreement and separate Release, and that she will not file or authorize or cause to be filed on her behalf any such complaints, charges or lawsuits at any time hereafter relating to her employment with Brooklyn Union Gas Company, KeySpan or the termination of that employment or to any claims being released in this Agreement and the separate Release, and further represents and warrants that, to the extent permitted by law, Ms. Puleo will not participate in any proceeding of any kind (i) related to her employment with KeySpan or Brooklyn Union Gas Company, or (ii) against Brooklyn Union Gas Company, KeySpan and their officers, employees, directors and agents.

     13. This Agreement and the separate Release represent a settlement between the parties, and Ms. Puleo and KeySpan are entering into this Agreement and the separate Release knowingly and voluntarily. Ms.
          Puleo has had sufficient time to review this Agreement and the separate Release and to consult with anyone with whom Ms. Puleo wished to discuss this matter, including an attorney, before signing this Agreement and the separate Release. Ms. Puleo acknowledges that if she executes this Agreement and the separate Release and she chooses to forego the advice of an attorney, she does so freely, knowingly and voluntarily, and waives any and all future claims that such action or actions would affect the validity of this Agreement and the separate Release. Ms. Puleo has discussed all aspects of the Agreement and Separate Release with her attorney and/or her representatives.


     14.  Ms. Puleo specifically acknowledges and agrees that:

          a. she is waiving any right or claim that she has against KeySpan and its subsidiaries, affiliated companies, successors, assigns and their employees, directors and agents including any and all claims for any type of employment discrimination, claims under the Age Discrimination in Employment Act; 29 U.S.C. sections 621, et seq., and the Older Workers Benefit Protection Act; Title VII, the Americans with Disabilities Act of 1990, as amended, New York State Human Rights law;

          b. she understands the meaning and effect of this Agreement and the separate Release;

          c. she is not waiving any rights or claims against KeySpan and its subsidiaries, affiliated companies, successors, assigns and their employees, directors and agents that may arise after the date on which this Agreement and the separate Release become effective;

          d. Ms. Puleo is receiving the above consideration, her qualified pension benefit and KESPP benefit allowances and she has no entitlement to any additional retirement benefit from the Company;

          e.   Ms. Puleo as a retiree will be entitled to:

               1. (i) Company provided Officer GRIP Life Insurance coverage with the Company paying premiums until age 65. The benefit coverage after retirement will be three times base salary and bonus in effect at retirement to a cap of $500,000 while under age 66. At age 66, the coverage reduces 10% each year between age 66 to age 70 to a final coverage cap of $250,000.

                    (ii) During the period of the pending Merger pursuant to the Merger Agreement, no reduction will be made to Ms. Puleo's. Officer GRIP Life Insurance coverage.

                    (iii) Upon consummation of such Merger and for a period up to three years following retirement, coverage will continue at the active employee level of 3 times base pay and bonus at retirement in effect to a cap of $1.5 million. At the end of the three year period, the reduction set forth in paragraph 1(i) above will commence;

                    (iv) In the event that it is confirmed that the Merger will not take place, coverage will be immediately adjusted to the level set forth in accordance with paragraph 1(i) above;

                    This is an individual policy which you own and it will have sufficient cash value at age 65 to continue to provide for your final benefit as illustrated under the policy;

               2. The KeySpan medical plan and the KeySpan dental plan available to all retirees on April 1, 2006. Ms. Puleo is entitled to continuation of the medical and dental benefits at the required retiree contribution rate. However, in the event of a Change of Control, Ms. Puleo will resume participation in the active employee plan with employee contributions pursuant to the benefit continuation provisions of the Severance Plan After the benefit continuation period, required retiree contributions will be adjusted in accordance with terms of the respective plans;

                    Ms. Puleo acknowledges that the plans identified in section 14(e)(1) and section14(e)(2) may be amended, modified or terminated as set forth in these KeySpan plans. KeySpan acknowledges that Ms. Puleo's benefits will only be amended, modified or terminated if the existing benefit plans are amended, modified or terminated with respect to retiree coverages for other management retirees who retired during 2006.

               3. Ms. Puleo may continue to maintain her account in the KeySpan Energy 401(k) Plan for Management Employees.

               4. Ms. Puleo has been afforded twenty-one days to review the Agreement and separate Release.

     15. The Company acknowledges that after retirement and for a period through six years from the Merger, Ms. Puleo will continue to be indemnified to the maximum extent permitted under the Company's Certificate of Incorporation (which provides for indemnification to the maximum extent permitted under the New York State Business Corporation Law) for any losses or damages (including reasonable attorneys' fees and expenses) resulting from claims related to any acts or omissions of Ms. Puleo while an officer of the Company. The Company further acknowledges that it maintains errors and omissions policies of insurance that provides insurance to officers and directors for any losses or damages (including reasonable attorneys'
          fees) resulting from claims related to acts or omissions of Ms. Puleo, while an officer of the Company, to the extent that Ms. Puleo is not entitled to indemnification from the Company, except that such insurance does not extend (other than for reasonable attorneys' fees and expenses) to losses or damages resulting from active and deliberate dishonesty or illegal gain. The indemnification and insurance coverage described in this paragraph is the same as indemnification and insurance coverage applicable to all officers of the Company.

     16. Ms. Puleo and KeySpan acknowledge and agree that this settlement shall not be construed as an admission of any fault, wrongdoing or liability whatsoever on the part of Ms. Puleo or KeySpan and its subsidiaries and affiliated companies and their employees, directors and agents, and that Ms. Puleo and KeySpan and its subsidiaries and affiliated companies and their employees, directors and agents expressly deny that they violated any law or had any liability to Ms. Puleo.

     17. Ms. Puleo agrees that from the Termination Date through the 1st anniversary thereof, Ms. Puleo will not directly or indirectly (a) in any area wherein KeySpan and its affiliates own and operate lines of business, canvas or advertise for, or otherwise assist, render services to, become employed by, become a consultant to, or invest in any business entity or with any individual engage in, or engage in, any line or lines of business carried on or contemplated which, directly or indirectly, are in competition with KeySpan, its subsidiaries, affiliated companies, successors or assigns, (b) solicit business or otherwise deal directly or indirectly with any customers or persons who were employees of customers or vendors of KeySpan, its subsidiaries, affiliated companies and assigns, at any time, (c) divert or attempt to divert from KeySpan, any business in which it has been engaged during the term of Ms. Puleo's employment with KeySpan, or in which it might reasonably be expected to become engaged, (d) interfere or attempt to interfere with the relationships between KeySpan, its subsidiaries, affiliated companies and assigns, and their customers, employees of customers or vendors, (e) interfere or attempt to interfere with the relationship of employer-employee or principal and agent of any person bearing such relationship to KeySpan, its subsidiaries, affiliated companies and assigns, nor (f) divert or attempt to divert any such person from employment or representation of KeySpan, its subsidiaries, affiliated companies and assigns; provided, however, that Ms. Puleo shall not be prohibited by the terms of this Paragraph from investing in and owning not more than one percent (1%) of the outstanding shares of common stock of any corporation, the shares of which are publicly traded pursuant to the Securities Exchange Act of 1934, and/or passively investing as a limited partner in any non-publicly traded security. Damages cannot compensate KeySpan in the event of a breach or violation of this Paragraph and, injunctive relief being essential for the protection of KeySpan and its successors and assigns, in addition to other applicable remedies, KeySpan may obtain such injunctive relief in the event of any such breach or violation and may assert any other remedies it may have at law or in equity.

     18. The unenforceability or invalidity of any provision hereof shall in no way affect the enforceability or validity of any other provision.

     19. This Agreement constitutes the entire Agreement between the parties and supersedes any prior or contemporaneous agreement among the parties. This Agreement may not be modified, altered or amended except by a written instrument signed by the parties.

     20. The provisions of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York. Any action in law or equity relating to this Agreement shall be commenced in the New York State or Federal court of appropriate jurisdiction.

     21.  Ms. Puleo may revoke this Agreement and separate  Release within seven
          (7) days of her signing it after which it shall be in full force and effect. Revocation can be made by delivering written notice of revocation via certified United States mail to the Office of General

          Counsel KeySpan, One MetroTech Center, Brooklyn, N.Y. 11201. For such revocation to be effective, notice must be received no later than 3:00 p.m. on the seventh calendar day after Ms. Puleo signs and dates her signature on the Agreement.

     22. Notwithstanding anything herein to the contrary, if at the time of Ms. Puleo's termination of employment with the Company, she is a specified employee" as defined in Section 409A of the Internal Revenue Code, as amended (the "Code") and the deferral in the commencement of any payment or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer commencement of the payment of any such benefit or payment hereunder ( without any reduction in such payment or benefit ultimately paid or provided to Ms. Puleo) until the date that is six months following Ms. Puleo's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code.)



                                              KEYSPAN CORPORATION


                                              By: /s/
                                                  ---------------



                                                  /s/Lenore F. Puleo
                                                  ------------------
                                                  Lenore F. Puleo

                                 GENERAL RELEASE

       To all to whom these Presents shall come or may Concern, Know That


     Lenore F. Puleo, a KeySpan Corporation employee residing at (Address) (Social Security No)


                                                           as RELEASOR


in consideration of being paid career transition benefits as described in paragraph one, three and fourteen of the Agreement and Waiver of Rights and Claims dated March 24, 2006 between Ms. Puleo and KeySpan Corporation (the "2006 Agreement"); and other good and valuable consideration received from KeySpan Corporation and its subsidiaries and affiliated companies and their employees, directors and agents, as RELEASEE


receipt whereof is hereby acknowledged, releases and discharges the RELEASEE, RELEASEE's heirs, executors, administrators, successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the RELEASEE, the RELEASOR, RELEASOR's heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of anything arising from RELEASOR's employment, including but not limited to any and all claims of discrimination based upon age, sex, race, color, religion, creed, disability, marital status, sexual orientation, conviction or arrest record, national origin, and alienage or citizenship status, or any other kind of discrimination including but not limited to any claim of discrimination under the Mass. Gen. L. ch. 151B or the New York State Human Rights Law, violation of the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, and any and all federal, state and local discrimination laws, wrongful discharge, breach of contract, and any claim under the Employee Retirement Income Security Act of 1974, as amended, or any and all claims relating to monies owed by RELEASEE to RELEASOR as of this date, whether filed or to be filed with any and all federal, state or local administrative agencies or courts, including but not limited to the EEOC, the U.S. Department of Labor, the New York State Division of Human Rights and the New York City Commission on Human Rights but subject, in all events to the following exception and reservation of rights. RELEASOR understands that the only rights or claims which RELEASOR has at this time which RELEASOR is not releasing and waiving are RELEASOR's rights to receive that which RELEASOR is entitled to receive under the 2006 Agreement, the Severance Plan, any right Ms. Puleo has as a retiree to Officer GRIP insurance benefits, the KeySpan medical plan and the KeySpan dental available to all management retirees who retired during 2006, any right she may have to receive her vested pension benefits under the Employees Retirement Plan of KeySpan, supplemental allowance pursuant to the KeySpan Executive Supplemental Pension Plan ("KESPP"), and her vested account balance under the terms of KeySpan 401(k) Plan for Management Employees or its predecessor plan and any other KeySpan plans which Ms. Puleo participated in at the time of her retirement. RELEASOR consulted with attorney with whom RELEASOR discussed this matter. RELEASOR has had full opportunity and sufficient time (at least 21 days) to review this Release. RELEASOR acknowledges that if RELEASOR executes this Release prior to the expiration of the 21-day period or if she chooses to forego the advice of her attorney, RELEASOR does so freely, knowingly and voluntarily, and waives any and all claims that such action or actions would affect the validity of this Release. This Release was arrived at through negotiation. RELEASOR fully intends to abide by the terms of this Release. RELEASOR understands that this form is a general Release of all RELEASOR's claims against RELEASEE relating to her employment with RELEASEE, and RELEASOR freely, knowingly and voluntarily agrees to its terms.

The Words "RELEASOR" and "RELEASEE" include all releasors and all releasees under this RELEASE. This RELEASE may not be changed orally.


In Witness Whereof, the RELEASOR has hereunto set RELEASOR's hand and seal this 24th day of March 2006.


         In presence of
                                                  /s/                      L.S.
                                                  -------------------------

STATE OF NEW YORK)
                 : ss.:
COUNTY OF KINGS)


     On March 24, 2006 before me personally came Lenore P. Puleo, to me known, and known to me to be the individual described in, and who executed the foregoing RELEASE, and duly acknowledged to me that she executed the same.


/s/
-------------------